Exhibit d.(i).b

Schedule A

List of Portfolios

THE HARTFORD MUTUAL FUNDS II, INC.

on behalf of:

The Hartford Growth Opportunities Fund

The Hartford Municipal Real Return Fund

The Hartford SmallCap Growth Fund1

The Hartford Value Opportunities Fund

Last updated: February 3, 2016

1 Fund to be renamed The Hartford Small Cap Growth Fund, effective March 1, 2016

Schedule B

Fees

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly based upon the following annual rates calculated based on the average daily net asset value of the applicable Portfolio:

Growth Opportunities Fund

Average Daily Net Assets	Annual Rate

First $250 million	0.8000%
Next $4.75 billion	0.7000%
Next $5 billion	0.6975%
Amount Over $10 billion	0.6950%

Municipal Real Return Fund1

Average Daily Net Assets	Annual Rate

First $500 million	0.3500%
Next $500 million	0.3000%
Next $1.5 billion	0.2900%
Next $2.5 billion	0.2850%
Amount Over $5 billion	0.2800%

SmallCap Growth Fund (name change to Small Cap Growth Fund effective March 1, 2016)

Average Daily Net Assets	Annual Rate

First $100 million	0.9000%
Next $150 million	0.8000%
Next $250 million	0.7000%
Next $4.5 billion	0.6500%
Next $5 billion	0.6300%
Amount Over $10 billion	0.6200%

Value Opportunities Fund2

Average Daily Net Assets	Annual Rate

First $500 million	0.7000%
Next $500 million	0.6000%
Next $1.5 billion	0.5900%
Next $2.5 billion	0.5850%
Next $5 billion	0.5800%
Amount Over $10 billion	0.5750%

Last updated: February 3, 2016

1 Effective as of June 1, 2015, the advisory fee was lowered

2 Effective as of February 28, 2014, the advisory fee was lowered